Exhibit 5.1
November 14, 2011

BlueFly, Inc.
42 West 39th Street
New York, NY 10018

Re:	Form S-3 Registration Statement.

Ladies and Gentlemen:

We have acted as counsel to BlueFly, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-3 (as amended, the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to the resale by the selling shareholders (the “Selling Shareholders”) named in the prospectus (the “Prospectus”) of an aggregate of 3,666,665 shares (the “Offered Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Shares”).  This opinion is an exhibit to the Registration Statement.

We have acted as special counsel to the Company in connection with certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings relating to the proposed offer and sale of the Offered Shares as contemplated by the Registration Statement.

In rendering the opinions set forth herein, we have examined executed originals, counterparts or copies of executed originals or counterparts of each of the following documents: (a) the stock purchase and other agreements pursuant to which the Offered Shares were issued; (b) the Company’s Certificate of Incorporation, as presently in effect; (c) the Company’s Bylaws, as presently in effect; and (d) the minutes and other instruments evidencing actions taken by the Company’s directors.

We have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate to express the opinion set forth below. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.  In rendering the opinion set forth below, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.

The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion herein concerning any other laws, rules or regulations (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Offered Shares).

Based upon and subject to the foregoing and to the other assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, the Offered Shares have been validly issued and are fully paid and non-assessable.

The opinion expressed herein is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Securities Act and may not be used or relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to advise you of any change in any applicable law or in facts or circumstances which might affect any matters or opinions set forth herein.

Sincerely, /s/ Dechert LLP Dechert LLP